ISCO International Sets Annual Meeting of Shareholders

ELK GROVE VILLAGE, IL -- 04/18/2007 -- ISCO International, Inc. (AMEX: ISO), a leading supplier of RF-conditioning and interference-control solutions for the wireless telecommunications industry, announced that its annual meeting of shareholders will be held on June 8, 2007, beginning at 10am central time, at the Marriott Suites Chicago O'Hare (6155 North River Road, Rosemont, IL 60018).

ISCO's Board of Directors has set April 16, 2007, as the date of record for this meeting. All shareholders who owned ISCO common stock on April 16, 2007, should expect to receive meeting materials that include an annual report on Form 10K, proxy materials, and a ballot.

Going Concern Audit Opinion on 2006 Form 10K

In compliance with the American Stock Exchange Company Guide sections 401 and 610, the Company is providing separate disclosure of a Going Concern Qualification received from its independent auditors, as fully described in the Company's 2006 Annual Report on Form 10K. The Company has received such qualification in several recent annual reports, including 2006. This announcement does not amend or change the Company's financial statements in any way for 2006.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "looks," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's need and ability to obtain additional financing in the future ;the Company's need and ability to refinance its existing debt; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property; the risks of foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com

CONTACT:
Mr. Frank Cesario
PHONE: 847-391-9492

INTERNET: iscoir@iscointl.com